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                                                                     EXHIBIT 3.1

                           ARTICLES OF INCORPORATION

                                      OF

                     INTERACTIVE OBJECTS--WASHINGTON, INC.
                                 ____________

                               ARTICLE 1.  NAME

   The name of this corporation is "Interactive Objects--Washington, Inc."

                               ARTICLE 2.  SHARES

     2.1 AUTHORIZED SHARES. The total number of shares which the corporation is authorized to issue is sixty million (60,000,000) shares, consisting of fifty million (50,000,000) shares of Common Stock having a par value of $.01 and ten million (10,000,000) shares of Preferred Stock having a par value of $.01.

     2.2 ISSUANCE OF PREFERRED STOCK IN SERIES. The Preferred Stock may be issued from time to time in one or more series in any manner permitted by law and the provisions of these Articles of Incorporation of the corporation, as determined from time to time by the board of directors and stated in the resolution or resolutions providing for the issuance thereof, prior to the issuance of any shares thereof. The board of directors shall have the authority to fix and determine and to amend, subject to the provisions hereof, the rights and preferences of the shares of any series that is wholly unissued or to be established. Unless otherwise specifically provided in the resolution establishing any series, the board of directors shall further have the authority, after the issuance of shares of a series whose number it has designated, to amend the resolution establishing such series to decrease the number of shares of that series, but not below the number of shares of such series then outstanding.

     2.3 PROVISIONS APPLICABLE TO CLASSES OF STOCK. The relative rights, preferences, privileges and restrictions granted to or imposed upon the Common Stock and Preferred Stock are as follows:

          (a) VOTING RIGHTS. The holders of Common Stock shall be entitled to one vote on all matters presented to the shareholders, without limitation, for each share so held. Holders of Preferred Stock shall have such voting rights as may be provided by the Board of Directors in designating a particular series of Preferred Stock or as otherwise provided by law.

          (b) DIVIDEND RIGHTS. The holders of shares of the Preferred Stock shall be entitled to receive dividends, out of the funds of the corporation legally available therefor, at the rate and at the time or times, whether cumulative or noncumulative, as may be provided by the Board of Directors in designating a particular series of Preferred Stock. If such dividends on the Preferred Stock shall be cumulative, then if dividends shall not have been paid, the deficiency shall be fully paid or the dividends declared and set apart for payment at such rate, but without interest on cumulative dividends, before any dividends on the Common Stock shall be paid or declared and set apart for payment. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of shares of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of the funds of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

          (c) REDEMPTION. The Preferred Stock may be redeemable at such price, in such amount, and at such time or times as may be provided by the Board of Directors in designating a particular series of Preferred Stock. In any event, such Preferred Stock may be repurchased by the corporation to the extent legally permissible. The Common Stock is not redeemable.

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          (d)  LIQUIDATION.  In the event of any liquidation, dissolution, or winding up of the affairs of the corporation, whether voluntary or involuntary, then, before any distribution shall be made to the holders of the Common Stock, the holders of the Preferred Stock at the time outstanding shall be entitled to be paid the preferential amount or amounts per share as may be provided by the Board of Directors in designating a particular series of Preferred Stock and dividends accrued thereon to the date of such payment. The holders of the Preferred Stock shall not be entitled to receive any distributive amounts upon the liquidation, dissolution, or winding up of the affairs of the corporation other than the distributive amounts referred to in this Section, unless otherwise provided by the Board of Directors in designating a particular series of Preferred Stock.

          (e) CONVERSION. Shares of Preferred Stock may be convertible into Common Stock of the corporation upon such terms and conditions, at such rate and subject to such adjustments as may be provided by the board of directors in designating a particular series of preferred stock.

                       ARTICLE 3.  NO PREEMPTIVE RIGHTS

     Except as may otherwise be provided by the board of directors, no preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of this corporation.

                       ARTICLE 4.  NO CUMULATIVE VOTING

     At each election for directors, every shareholder entitled to vote at such election has the right to vote in person or by proxy the number of shares held by such shareholder for as many persons as there are directors to be elected. No cumulative voting for directors shall be permitted.

                              ARTICLE 5.  BYLAWS

     The board of directors shall have the power to adopt, amend or repeal the Bylaws or adopt new Bylaws. Nothing herein shall deny the concurrent power of the shareholders to adopt, alter, amend or repeal the Bylaws.

                             ARTICLE 6.  DIRECTORS

     The directors shall be divided into three classes, designated Class I, Class II and Class III (each as equal in number as possible). Initially, Class I directors shall be elected for a one-year term, Class II directors for a two-year term and Class III directors for a three-year term. Subsequent to the 1998 annual election of directors, directors elected to a class the term of which expired at that meeting shall be elected for a term of three years. Each director shall serve for the term for which he or she was elected, or until his or he successor shall have been elected and qualified, or until his or her death, resignation or removal from office; provided, however, that despite the expiration of a director's term, a director shall continue to serve until his or her successor is elected or until there is a decrease in the authorized number of directors. Directors need not be shareholders of the corporation or residents of the State of Washington and need not meet any other qualifications. The initial board shall consist of one director as follows:

                    Ryan Smith
                    17720 NE 65th St., Suite 202
                    Redmond, WA  98052

      ARTICLE 7.  SHAREHOLDER VOTING REQUIREMENT FOR CERTAIN TRANSACTIONS

     To be approved by the shareholders, amendments of the Articles of Incorporation, a plan of merger or share exchange, the sale, lease, exchange or other disposition of all or substantially all, of the corporation's assets other than in the usual and regular course of business, or dissolution of the corporation must be approved by holders of a majority of the shares entitled to vote thereon.

Articles of Incorporation                                                Page 2

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                ARTICLE 8.  LIMITATION OF DIRECTORS' LIABILITY

     A director shall have no liability to the corporation or its shareholders for monetary damages for conduct as a director, except for acts or omissions that involve intentional misconduct by the director, or a knowing violation of law by the director, or for conduct violating RCW 23B.08.310 (as may hereafter be amended or supplemented), or for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. If the Washington Business Corporation Act is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the full extent permitted by the Washington Business Corporation Act, as so amended. Any repeal or modification of this Article shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification for or with respect to an act or omission of such director occurring prior to such repeal or modification.

             ARTICLE 9.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     9.1 Right to Indemnification. Any individual who is, was, or is threatened to be made a party to or is otherwise involved in (including without limitation as a witness) any threatened, pending, or completed action, suit, or other proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that he or she is or was a director or officer of the corporation or that, while a director or officer, he or she is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation or of a partnership, joint venture, trust, employee benefit plan, or other enterprise, shall be indemnified and held harmless by the corporation, to the full extent permissible by applicable law as then in effect, against all expenses and liabilities (including without limitation any obligation to pay any judgment, settlement, penalty, fine, including an excise tax assessed with respect to an employee benefit plan, or expense incurred with respect to the proceeding, including attorneys' fees) actually and reasonably incurred or suffered by such individual in connection therewith; provided, however, that the corporation shall not indemnify any director from or on account of: (a) any act or omission of the director finally adjudged to be intentional misconduct or a knowing violation of law, (b) any conduct of the director finally adjudged to be in violation of RCW 23B.08.310 (as may hereafter be amended or supplemented), or
(c) any transaction with respect to which it is finally adjudged that the director personally received a benefit in money, property, or services, to which the director was not legally entitled; and further provided that except as provided in the following paragraph with respect to proceedings seeking to enforce rights to indemnification, the corporation shall indemnify any such individual seeking indemnification in connection with a proceeding (or part thereof) initiated by such individual only if such proceeding (or part thereof) was, prior to its initiation, authorized by the board of directors of the corporation. The right to indemnification conferred in this paragraph shall be a contract right and shall include the right to be paid by the corporation for the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of a proceeding shall be made only upon delivery to the corporation of a written undertaking, by or on behalf of the director or officer, in the form of a general unlimited obligation to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this paragraph or otherwise. The right to indemnification as provided herein shall continue as to an individual who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators.

     9.2 Right of Claimant to Apply for Court Order. If a claim made on the corporation for indemnification under the preceding paragraph of this Article is not paid in full by the corporation within sixty (60) days after a written claim has been received by the corporation, except in the case of a claim for expenses incurred in defending a proceeding in advance of its final disposition, in which case the applicable period shall be twenty (20) days, the claimant may at any time thereafter commence an action or otherwise petition a court to order the corporation to pay the unpaid amount of such claim and, to the extent successful in whole or in part, the claimant shall be entitled to be paid also the expense of obtaining such a court order. A claimant shall be presumed to be entitled to indemnification under this Article upon submission of a written claim to the corporation or, in an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition, where the required undertaking has been tendered to the corporation; and thereafter the corporation shall have the burden of proof to overcome the presumption that the claimant is not so entitled. Neither the failure of the corporation (including its board of directors, independent legal counsel or its shareholders) to have made a

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determination prior to the filing of such petition that indemnification or reimbursement or advancement of expenses to the claimant is proper in the circumstances, nor an actual determination by the corporation (including its board of directors, independent legal counsel or its shareholders) that the claimant is not entitled to indemnification or to the reimbursement or advancement of expenses, shall be a defense to the action or create a presumption that the claimant is not so entitled.

     9.3 Nonexclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any individual may have or hereafter acquire under any statute, provision of the Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

     9.4 Insurance, Contracts and Funding. The corporation may maintain insurance, at its expense, to protect itself and any director, trustee, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such individual against such expense, liability or loss under the Washington Business Corporation Act. Without further shareholder action, the corporation may enter into contracts with any director or officer of the corporation in furtherance of the provisions of this Article and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article.

     9.5 Indemnification of Employees and Agents of the Corporation. From time to time by action of its board of directors, the corporation may provide to employees and agents of the corporation indemnification and payment of expenses in advance of the final disposition of a proceeding to the same extent provided to officers of the corporation by the provisions of this Article or pursuant to rights granted in or provided by the Washington Business Corporation Act.

                   ARTICLE 10.  REGISTERED AGENT AND OFFICE

     The name of the initial registered agent of this corporation and the address of its initial registered office are as follows:

                         Cairncross & Hempelmann, P.S.
                          70th Floor, Columbia Center
                               701 Fifth Avenue
                        Seattle, Washington 98104-7016

                           ARTICLE 11.  INCORPORATOR

     The name and address of the incorporator are:

                              Timothy M. Woodland
                          70th Floor, Columbia Center
                               701 Fifth Avenue
                        Seattle, Washington 98104-7016

     EXECUTED this 13 day of April, 1998.


                                       /s/ Timothy M. Woodland
                                       -----------------------
                                       Timothy M. Woodland, Incorporator

Articles of Incorporation                                                 Page 4
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                     CONSENT TO SERVE AS REGISTERED AGENT

     Cairncross & Hempelmann, P.S. hereby consents to serve as Registered Agent, in the State of Washington, for Interactive Objects--Washington, Inc. It understands that as agent for the corporation, it will be its responsibility to receive service of process in the name of the corporation; to forward all mail to the corporation; and to immediately notify the office of the Secretary of State in the event of its resignation, or of any changes in the registered office address of the corporation for which it is agent.


                                       CAIRNCROSS & HEMPELMANN, P.S.

April 13, 1998                         By /s/ Robert C. Seidel
                                          ------------------------
                                       Print Name Robert C. Seidel
                                                  ----------------
                                       Its Vice President
                                           -----------------------
                                       70th Floor, Columbia Center
                                       701 Fifth Avenue
                                       Seattle, Washington 98104-7016

Articles of Incorporation                                                 Page 5